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                                                                 EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
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                                                          Three months ended
                                                               March 31,
(dollar amounts in thousands)                              1998         1997
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Income before income taxes                             $331,861     $298,990
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                    132,176      113,086
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       Total earnings (as defined), excluding
         interest on deposits                           464,037      412,076
Interest on deposits                                    228,558      214,716
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       Total earnings (as defined)                     $692,595     $626,792
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Preferred stock dividend requirements (a)              $ 13,347     $ 13,418
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                           3.51         3.64
  Including interest on deposits                           1.92         1.91
Ratio of earnings (as defined) to combined
  fixed charges and preferred stock dividends:
  Excluding interest on deposits                           3.19         3.26
  Including interest on deposits                           1.85         1.84
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(a)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


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